Exhibit 99.1

Voya Financial Announces Second-Quarter 2020 Results

Second-quarter 2020 net income (loss) available to common shareholders of $(0.55) per diluted share, including a $0.72 per diluted share, after tax, loss from discontinued operations1 (which includes a $0.60 per diluted share unfavorable adjustment to the write down of assets of businesses held for sale to fair value less costs to sell) related to Voya's previously announced divestment of its Individual Life business and other closed blocks. Voya is required to remeasure the estimated fair value and loss on sale at the end of each quarter until closing.
Second-quarter 2020 adjusted operating earnings2 of $0.15 per diluted share, after tax; Normalized for the following items, second-quarter 2020 adjusted operating earnings were $1.09 per diluted share, after tax:
•$0.05 per diluted share, after tax, of favorable deferred acquisition costs and value of business acquired (“DAC/VOBA”) and other intangibles unlocking;
•$(0.79) per diluted share, after tax, of prepayment fees and alternative investment income below the company’s long-term expectations; and
•$(0.20) per diluted share, after tax, of stranded costs associated with Individual Life business and other closed blocks being divested.
Voya continues to demonstrate financial strength, with $668 million in excess capital as of June 30, 2020
Previously announced sale of Voya's Individual Life and other legacy non-retirement annuities businesses expected to close by Sept. 30, 2020 and provide $1.5 billion in deployable capital

NEW YORK, Aug. 5, 2020 — Voya Financial, Inc. (NYSE: VOYA) today announced financial results for the second quarter of 2020.

1 Assets and liabilities related to the business to be sold have been classified as held for sale and the related results of operations have been classified as discontinued operations. Revenues and net results of the business that will be divested via reinsurance at closing of the divestment transaction are reported in businesses exited or to be exited through reinsurance or divestment and are excluded from adjusted operating earnings. All prior periods have been revised to reflect these changes.
2 This press release includes certain non-GAAP financial measures, including adjusted operating earnings, normalized adjusted operating earnings, and book value, excluding accumulated other comprehensive income. Normalized adjusted operating earnings excludes DAC/VOBA and other intangibles unlocking; prepayment fees and alternative investment income above or below the company's long-term expectations; and stranded costs associated with the divestment of the Individual Life business and other closed blocks. More information on non-GAAP measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release and in the company’s Quarterly Investor Supplement.

"We delivered solid results in the second quarter and grew normalized adjusted operating earnings per share (EPS) compared with the second quarter of 2019," said Rodney O. Martin, Jr., chairman and CEO, Voya Financial, Inc. "We achieved further organic growth in each of our businesses despite the economic, health and operational challenges that COVID-19 has created as we remain focused on best serving our workplace and institutional clients. In Retirement, full-service recurring deposits increased 10.4% compared with the trailing 12 months ended June 30, 2019. In Investment Management, we generated $6.8 billion in positive net flows (excluding divested annuities and sub-advisor replacements) in the second quarter of 2020 driven by a significant new insurance asset management client mandate. Combined, Retirement and Investment Management generated $26.8 billion in total deposits and inflows during the second quarter. And in Employee Benefits, we grew in-force premiums 5.4% compared with the prior-year period due to continued demand for our protection solutions, particularly in the Voluntary business.

"With a strong balance sheet, Voya remains well positioned and continues to demonstrate our financial strength. We had $668 million of excess capital as of June 30, 2020, and we continue to benefit from our high free cash flow business mix. In addition, we have now achieved the $250 million in cost savings we had previously targeted by the end of 2020. Our prior success in achieving cost savings gives us momentum as we begin to address the stranded costs associated with the Individual Life and other legacy non-retirement annuities businesses transaction. We continue to expect that transaction will provide approximately $1.5 billion in deployable capital and it is on track to be completed by Sept. 30, 2020.

"Voya continues to stand apart in our industry because of the emphasis we have placed on our core values. Diversity, inclusion, and equality are foundational elements of the Voya culture — this has earned us a number of recognitions that help set us apart in the industry, however, we are committed to doing more. At a time when the societal challenges can seem daunting, we have an obligation to help — to combat racism, injustice, and discrimination, while setting an example for the greater community. Our commitment to caring for our employees, clients and all of the communities that we serve is core to our culture and we look forward to sharing our continued efforts and progress," added Martin.

SECOND-QUARTER 2020 SUMMARY

	Three Months Ended
	June 30, 2020		June 30, 2019
	($ in millions)	(per share)	($ in millions)	(per share)
Net income (loss) available to common shareholders	$(71)	$(0.55)	$226	$1.51
Adjusted operating earnings, after tax	$20	$0.15	$159	$1.06
Normalized adjusted operating earnings, after tax	$140	$1.09	$159	$1.06
Common book value		$70.86		$67.37
Common book value, excluding AOCI		$38.83		$46.94
Weighted avg. common shares outstanding (in millions):
Basic	126		144
Diluted	128		150

Net income (loss) available to common shareholders in the second quarter of 2020 was $(71) million, or $(0.55) per diluted share, compared with $226 million, or $1.51 per diluted share, in the second quarter of 2019. The decline primarily reflects alternative investment losses in the second quarter of 2020 (compared with alternative investment gains in the second quarter of 2019) and the previously mentioned unfavorable adjustment to the estimated loss on sale. The adjustment had minimal impact on the company's estimated deployable capital at transaction closing, and Voya continues to expect the final loss on sale at closing to be at the lower end of the range of $250 million to $750 million due to the current rate and spread environment. Finally, intent impairments, unfavorable mortality, and DAC unlocking in the Individual Life business, which is reported in discontinued operations and businesses to be exited through reinsurance, also contributed to the year-over-year decline in net income available to common shareholders.

Adjusted operating earnings in the second quarter of 2020 were $20 million, or $0.15 per diluted share, after tax, compared with $159 million, or $1.06 per diluted share, after tax, in the second quarter of 2019. Second-quarter 2020 results included $7 million, after tax, of favorable DAC/VOBA and other intangibles unlocking as well as prepayment fees and alternative investment income that was $102 million, after tax, below the company's long-term expectations and driven by unfavorable equity markets in the first quarter of 2020. Conversely, second-quarter 2019 results included $4 million, after tax, of favorable DAC/VOBA and other intangibles unlocking as well as prepayment fees and alternative investment income that was $21 million, after tax, above the company's long-term expectations.

Normalized adjusted operating earnings in the second quarter of 2020 were $140 million, or $1.09 per diluted share, after tax, compared with $159 million, or $1.06 per diluted share, after tax, in the second quarter of 2019. Higher normalized adjusted operating earnings in Investment Management and a lower loss in Corporate were offset by lower normalized adjusted operating earnings in Retirement. On a per-share basis, the increase reflects the company's share repurchases.

SECOND-QUARTER 2020 HIGHLIGHTS
•Business results:
◦Retirement reported second-quarter 2020 adjusted operating earnings of $37 million. Normalized adjusted operating earnings were $120 million. For the trailing 12 months (TTM) ended June 30, 2020, full-service recurring deposits increased 10.4% to $10.8 billion compared with the TTM ended June 30, 2019. Total full-service net inflows in the second quarter of 2020 were $73 million.
◦Investment Management reported second-quarter 2020 adjusted operating earnings of $20 million. Normalized adjusted operating earnings were $46 million. Institutional net inflows were $7,114 million in the second quarter of 2020 and reflect strong sales in the company's insurance asset management business. Retail had net outflows (excluding sub-advisor replacements and divested annuities) of $288 million in the second quarter of 2020.
◦Employee Benefits reported adjusted operating earnings of $36 million in the second quarter of 2020, reflecting a total aggregate loss ratio of 69.3% for the quarter ended June 30, 2020. Normalized adjusted operating earnings were $46 million. In the second quarter of 2020, annualized in-force premiums were $2.3 billion, up 5% compared with the prior-year period, reflecting strong growth in the Voluntary business.
•Capital:
◦Voya had excess capital of $668 million as of June 30, 2020, which is the amount above the company’s holding company liquidity target of $200 million and estimated statutory surplus in excess of a 400% combined risk-based capital (RBC) ratio.
◦As of June 30, 2020, Voya’s estimated combined RBC ratio was 468%.
•Total company assets under management and administration3 were $606 billion as of June 30, 2020.

SEGMENT DISCUSSIONS
The following segment discussions compare the second quarter of 2020 with the second quarter of 2019, unless otherwise noted. All figures are presented before income taxes.

Retirement
Retirement adjusted operating earnings were $37 million, compared with $180 million. The decrease primarily reflects:
•$9 million of positive DAC/VOBA and other intangibles unlocking in the second quarter of 2020 compared with $5 million of positive DAC/VOBA and other intangibles unlocking in the second quarter of 2019;
•$24 million of lower fee-based margin, driven in part by lower bank sweep revenue, credited hardship distribution and loan fees associated with coronavirus-related distributions allowed under the CARES Act, and a one-time adjustment;
3 Includes assets under management balances related to businesses held for sale, for which a substantial portion of the assets will continue to be managed by Investment Management.

•$106 million of lower investment income driven by lower alternative investment income — prepayment fee and alternative investment income (on a pre-DAC basis) were, in aggregate, $92 million below the company's long-term expectations in the second quarter of 2020 due to unfavorable equity markets in the first quarter of 2020; and
•$22 million of higher administrative expenses, largely due to a legal accrual during the second quarter of 2020.

	Trailing 12 months ended	Trailing 12 months ended	Trailing 12 months ended
($ in millions)	6/30/2020	3/31/2020	6/30/2019
Retirement — Full Service
Full Service recurring deposits	$10,772	$10,639	$9,761

	Three months ended	Three months ended	Three months ended
($ in millions)	6/30/2020	3/31/2020	6/30/2019
Retirement
Total client assets	$437,290	$385,877	$401,756

Retirement — Full Service
Full Service recurring deposits	$2,651	$3,098	$2,518
Full Service net flows	$73	$329	$(19)
Full Service client assets	$141,584	$125,066	$133,726

For the TTM ended June 30, 2020, Retirement full-service recurring deposits grew 10.4% compared with the prior-year period to $10.8 billion and reflect growth in both Corporate and Tax-Exempt Markets.

Retirement total client assets as of June 30, 2020 were $437 billion, up 9% compared with June 30, 2019, and up 13% compared with March 31, 2020.

Investment Management
Investment Management adjusted operating earnings were $20 million, compared with $41 million. The decrease primarily reflects:
•$6 million of lower fee-based margin primarily driven by lower Retail fee revenues, including the impact of market depreciation;
•$28 million of lower investment capital revenues primarily due to lower private equity earnings in the second quarter of 2020 (second-quarter 2020 investment capital results were $27 million below the company's long-term expectations due to unfavorable equity markets in the first quarter of 2020); and
•$13 million of lower administrative expenses, primarily due to lower volume expenses associated with lower revenues and AUM.

($ in millions)	2Q 2020	1Q 2020	2Q 2019
Investment Management AUM
External clients	$172,932	$153,830	$158,305
General account	56,997	56,873	55,921
Total	$229,929	$210,703	$214,226

Investment Management Net Flows
Institutional	$7,114	$3,083	$772
Retail	(288)	(909)	(580)
Total (excluding sub-advisor replacements and divested annuities)	$6,826	$2,175	$192
Sub-advisor replacements	—	—	897
Divested annuities outflows	(520)	(702)	(616)
Total	$6,306	$1,473	$473

During the second quarter of 2020, total Investment Management net flows (excluding sub-advisor replacements and divested annuities) of $6,826 million included $7,114 million in Institutional net inflows (primarily from fixed income asset classes) and $288 million of Retail net outflows.

Total Investment Management AUM was $230 billion as of June 30, 2020. The increase from March 31, 2020 and June 30, 2019 reflects market appreciation as well as positive Institutional net flows.

Employee Benefits
Employee Benefits adjusted operating earnings were $36 million, compared with $49 million. The decrease primarily reflects:
•$5 million of higher underwriting results as growth in the Voluntary block and an improved loss ratio for Stop Loss more than offset a higher Group Life loss ratio;
•$12 million of lower investment income, including prepayment fee and alternative investment income that was, in aggregate, $10 million below the company's long-term expectations (before the effect of income taxes and DAC) in the second quarter of 2020 due to unfavorable equity markets in the first quarter of 2020; and
•$3 million of higher administrative expenses driven by growth in the business.

($ in millions)	2Q 2020	1Q 2020	2Q 2019
Employee Benefits Annualized In-Force Premiums
Group Life, Disability and Other	$716	$704	$715
Stop Loss	1,075	1,084	1,045
Voluntary	477	483	392
Total	$2,268	$2,271	$2,152

	Trailing 12 months ended	Trailing 12 months ended	Trailing 12 months ended
	6/30/2020	3/31/2020	6/30/2019
Total Aggregate Loss Ratio	69.3%	69.1%	71.6%

In the second quarter of 2020, annualized in-force premiums were $2.3 billion, up 5% compared with the prior year period, reflecting strong growth in the Voluntary business. The Total Aggregate Loss Ratio was 69.3% for the quarter ended June 30, 2020, below the company's target range of 70% to 73%.

Corporate
Corporate adjusted operating losses were $75 million compared with adjusted operating losses of $80 million. The removal of stranded costs associated with the company's sale of the majority of its annuities businesses and lower pension and incentive costs during the second quarter of 2020 was partially offset by a quarterly dividend payment on the additional preferred stock issued by Voya in the second quarter of 2019 and lower revenue from transition services agreements.

Supplementary Financial Information
More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Call and Slide Presentation
Voya will host a conference call on Thursday, Aug. 6, 2020, at 11 a.m. ET, to discuss the company’s second-quarter 2020 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 2 p.m. ET on Aug. 6, 2020.

Media Contact:     Investor Contact:
Christopher Breslin     Michael Katz
212-309-8941      212-309-8999
Christopher.Breslin@voya.com   IR@voya.com

About Voya Financial
Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13.8 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $7.5 billion in revenue in 2019. The company had $606 billion in total assets under management and administration as of June 30, 2020. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has been recognized as a 2020 World’s Most Admired Company by Fortune magazine; one of the 2019 World’s Most Ethical Companies® by the Ethisphere Institute; as a member of the Bloomberg Gender Equality Index; and as a “Best Place to Work for Disability Inclusion” on the Disability Equality Index by Disability:IN. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

Use of Non-GAAP Financial Measures
We believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performance and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions or other factors. We use the same accounting policies and procedures to measure segment Adjusted operating earnings before income taxes as we do for the directly comparable U.S. GAAP measure, which is Income (loss) from continuing operations before income taxes.

Adjusted operating earnings before income taxes does not replace Income (loss) from continuing operations before income taxes as a measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both Income (loss) from continuing operations before income taxes and Adjusted operating earnings before income taxes when reviewing our financial and operating performance. Each segment’s Adjusted operating earnings before income taxes is calculated by adjusting Income (loss) from continuing operations before income taxes for the following items:
•Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;
•Net guaranteed benefit hedging gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;
•Income (loss) related to businesses exited or to be exited through reinsurance or divestment, which includes gains and (losses) associated with transactions to exit blocks of business within continuing operations (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity (including an insignificant number of Individual Life, Annuities and CBVA policies that were not part of the Individual Life and 2018 Transactions). Excluding this activity, which also includes amortization of intangible assets related to businesses exited or to be exited, better reveals trends in our core business and more closely aligns Adjusted operating earnings before income taxes with how we manages our segments;
•Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in the gains and (losses) of consolidated entities, or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;
•Dividend payments made to preferred shareholders are included as reductions to reflect the Adjusted operating earnings that is available to common shareholders;
•Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt; these losses are excluded from Adjusted operating earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;
•Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;
•Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains and losses from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current Operating expense fundamentals; and
•Other items not indicative of normal operations or performance of our segments or may be related to events such as capital or organizational restructurings undertaken to achieve long-term economic benefits, including certain costs related to debt and equity offerings, acquisition / merger integration expenses, severance and other third-party expenses associated with such activities. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments.

Income (loss) related to businesses exited or to be exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions, and insignificant number of Individual Life, Annuities and CBVA policies that were not part of the Individual Life and 2018 Transactions) are excluded from Adjusted operating earnings before income taxes. When we present the adjustments to Income (loss) from continuing operations before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to businesses exited or to be exited through reinsurance or divestment.

The most directly comparable U.S. GAAP measure to Adjusted operating earnings before income taxes is Income (loss) from continuing operations before income taxes. For a reconciliation of Adjusted operating earnings before income taxes to Income (loss) from continuing operations before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

As a result of the 2018 Transaction and the Individual Life Transaction, the historical revenues and certain expenses of the sold businesses have been classified as discontinued operations. Historical revenues and certain expenses of the businesses that will be divested via reinsurance at closing of the Individual Life Transaction (including an insignificant amount of Individual Life and closed block non retirement annuities that are not part of the transaction) are reported within continuing operations, but are excluded from adjusted operating earnings as businesses exited or to be exited through reinsurance or divestment. Expenses classified within discontinued operations and businesses exited or to be exited through reinsurance include only direct operating expenses incurred by these businesses and then only to the extent that the nature of such expenses was such that we would cease to incur such expenses upon the close of the 2018 Transaction and the Individual Life Transaction. Certain other direct costs of these businesses, including those which relate to activities for which we have or will provide transitional services and for which we have or will be reimbursed under transition services agreements (“TSAs”) are reported within continuing operations along with the associated revenues from the TSAs. Additionally, indirect costs, such as those related to corporate and shared service functions that were previously allocated to the businesses sold or divested via reinsurance, are reported within continuing operations. These costs ("Stranded Costs") and the associated revenues from the TSAs are reported within continuing operations in Corporate, since we do not believe they are representative of the future run-rate of revenues and expenses of our continuing operations. The Stranded Costs related to the 2018 Transaction were removed in the fourth quarter of 2019 and we plan to address the Stranded Costs related to the Individual Life Transaction through a cost reduction strategy.

Normalized adjusted operating earnings excludes from Adjusted operating earnings before income taxes the following items:
•DAC/VOBA and other intangibles unlocking;
•The amount by which Investment income from prepayment fees and alternative investments exceeds or is less than our long-term expectations reported on a pre-DAC basis;
•For periods ended on or prior to June 30, 2018, Investment Management adjusted operating earnings related to our fixed and variable annuities businesses, which we sold in a transaction that closed on June 1, 2018; and
•For periods ended on or prior to the closing of the Individual Life Transaction, stranded costs associated with the Individual Life Transaction where the corresponding revenue is now reported in discontinued operations or in businesses exited or to be exited through reinsurance or divestment; for periods after the closing of the Individual Life Transaction any remaining stranded costs and the associated revenues from future TSAs will be reported in normalized adjusted operating earnings.

Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability.

In addition to Net income (loss) per common share, we report Adjusted operating earnings per common share (diluted) and Normalized adjusted operating earnings per common share (diluted) because we believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors.

In addition to book value per common share including Accumulated other comprehensive income (AOCI), we also report book value per common share excluding AOCI and shareholders' equity excluding AOCI and preferred stock. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per common share excluding AOCI and common shareholders' equity excluding AOCI provide a measure consistent with that view. The Adjusted debt to capital ratio includes a 25% equity treatment afforded to subordinated debt, 100% equity treatment afforded to preferred stock and excludes AOCI.

For a reconciliation of these non-GAAP measures to the most directly comparable U.S. GAAP measures, refer to the tables that accompany this release, as well as our Quarterly Investor Supplement.

We analyze our segment performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our Adjusted operating earnings before income taxes for the following reasons: (1) we analyze our business using this information and (2) this presentation can be helpful for investors to understand the main drivers of Adjusted operating earnings (loss) before income taxes. The sources of earnings are defined as such:
•Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.
•Fee based margin consists primarily of fees earned on assets under management ("AUM"), assets under administration and advisement ("AUA"), and transaction based recordkeeping fees.
•Net underwriting gain (loss) and other revenue contains the following: the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, surrender results, and contractual charges for annuity contracts.
•Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.
•Net commissions are commissions paid that are not deferred and thus recorded directly to expense.

•For a detail explanation of DAC/VOBA and other intangibles amortization/unlocking refer to our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company does not assume any obligation to revise or update these statements to reflect new information, subsequent events or changes in strategy. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, (iii) the frequency and severity of insured loss events, (iv) the effects of natural or man-made disasters, including pandemic events and specifically the current COVID-19 pandemic event, (v) mortality and morbidity levels, (vi) persistency and lapse levels, (vii) interest rates, (viii) currency exchange rates, (ix) general competitive factors, (x) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, (xi) changes in the policies of governments and/or regulatory authorities, and (xii) our ability to successfully manage the separation of our individual life and legacy variable annuities businesses on the expected timeline and economic terms. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition (“MD&A”) – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2019, as filed with the Securities and Exchange Commission (“SEC”) on Feb. 21, 2020, and in our Quarterly Report on Form 10-Q for the three months ended June 30, 2020, to be filed with the SEC on or before Aug. 10, 2020.

VOYA-IR VOYA-CF

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Reconciliation of Net Income (Loss) to Normalized Adjusted Operating Earnings and Earnings Per Share (Diluted) Quarter-to-Date
	Three Months Ended
(in millions USD, except per share)	6/30/2020				6/30/2019
	Pre-tax	Tax Effect (1)	After-tax	Per share	Pre-tax	Tax Effect (1)	After-tax	Per share

Net Income (loss) available to Voya Financial, Inc.'s common shareholders			$(71)	$(0.55)			$226	$1.51
Less: Preferred stock dividends			(4)	(0.03)			—	—
Net Income (loss) available to Voya Financial, Inc.			(67)	0.52			226	1.51
Plus: Net income (loss) attributable to noncontrolling interest			(79)	(0.61)			26	0.17
Net Income (loss)			(146)	(1.13)			252	1.68
Less: Income (loss) from discontinued operations, net of tax			(93)	(0.72)			42	0.28
Income (loss) from continuing operations	(48)	5	(53)	(0.41)	243	33	210	1.40
Less Adjustments
Net Investment gains (losses) and related charges and adjustments	42	9	34	0.26	45	9	36	0.24
Net guaranteed benefit hedging gains (losses) and related charges and adjustments	38	8	30	0.23	(6)	(1)	(5)	(0.03)
Income (loss) related to businesses exited or to be exited through reinsurance or divestment	(55)	(12)	(43)	(0.34)	40	8	31	0.21
Net income (loss) attributable to noncontrolling interest	(79)	—	(79)	(0.61)	26	—	26	0.17
Dividend payments made to preferred shareholders	4	—	4	0.03	—	—	—	—
Other adjustments (2)	(15)	3	(18)	(0.14)	(52)	(14)	(38)	(0.26)
Adjusted operating earnings	17	(3)	20	0.15	190	31	159	1.06
Less Adjustments
DAC, VOBA and other intangibles unlocking	9	2	7	0.05	5	1	4	0.02
Prepayment fees and alternative investment income above (below) long-term expectations	(129)	(27)	(102)	(0.79)	26	5	21	0.14
Individual Life transaction stranded costs	(32)	(7)	(25)	(0.20)	(31)	(7)	(25)	(0.16)
Normalized adjusted operating earnings	$169	$29	$140	$1.09	$190	$31	$159	$1.06
(1) The normalized adjusted operating tax expense is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law. For non-operating items, we apply a 21% tax rate.

(2) “Other adjustments” primarily consists of restructuring expenses (severance, lease write-offs, etc.) and tax adjustments.

Reconciliation of Basic Weighted Average Shares to Normalized Adjusted Operating Diluted Weighted Average Shares
	Three Months Ended
(in millions USD)	6/30/2020	6/30/2019

Weighted-average common shares outstanding - Basic	126	144
Dilutive effect of warrants	—	2
Other dilutive effects (1)	2	4
Fully Diluted weighted average shares outstanding	128	150
Dilutive effect of the exercise or issuance of stock based awards	—	—
Weighted average common shares outstanding - diluted	128	150
(1) Includes stock-based compensation awards such as restricted stock units (RSU), performance stock units (PSU), or stock options.

Reconciliation of Book Value per Common Share to Book Value per Share excluding AOCI
	As of June 30, 2020	As of June 30, 2019

Book value per common share, including AOCI	$70.86	$67.37
Per share impact of AOCI	(32.03)	(20.43)
Book value per common share, excluding AOCI	$38.83	$46.94

Reconciliation of Investment Management Adjusted Operating Margin to Normalized Adjusted Operating Margin Excluding Investment Capital (1)
	Three Months Ended
(in millions USD, unless otherwise indicated)	6/30/2020	3/31/2020	6/30/2019

Adjusted Operating revenues	$129	$166	$163
Adjusted operating expenses	(109)	(126)	(122)
Adjusted operating earnings before income taxes	$20	$40	$41
Adjusted operating margin	15.2%	23.9%	25.3%

Adjusted Operating revenues	$129	$166	$163
Less:
Investment Capital Results	(22)	3	7
Adjusted operating revenues excluding Investment Capital	151	163	156
Adjusted operating expenses	(109)	(126)	(122)
Adjusted operating earnings excluding Investment Capital	$42	$37	$34
Adjusted operating margin excluding Investment Capital	27.4%	22.4%	21.9%

Adjusted Operating revenues	$129	$166	$163
Less:
Investment Capital Results above (below) long-term expectations	(27)	(2)	2
Normalized adjusted operating revenues	156	168	161
Adjusted operating expenses	(109)	(126)	(122)
Normalized adjusted operating earnings excluding Investment Capital above (below) long-term expectations	$46	$42	$39
Normalized adjusted operating margin excluding Investment Capital above (below) long-term expectations	29.7%	24.8%	24.4%
(1) In our Investment Management business, normalized and adjusted operating margins excluding investment capital results are reported because the results from investment capital can be volatile and excluding the effect of these items can improve period-to-period comparability.